                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement/Prospectus of COMSAT Corporation that is made a part of the Post-effective Amendment No. 1 to the Registration Statement of Lockheed Martin Corporation on Form S-4 (registration number 333-78279), and to the incorporation by reference therein of our report dated January 22, 1999, except for the third paragraph of Note 4, as to which the date is February 11, 1999, with respect to the consolidated financial statements of Lockheed Martin Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP


Washington, D.C.
July 8, 1999